Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-142543 of Form S-1 of our report dated March 22, 2006 (March 5, 2007 as to Note 20, and May 10, 2007 as to the presentation of 2004 earnings per share described in Note 2), relating to the consolidated financial statements of Abington Community Bancorp, Inc. and subsidiaries, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

May 10, 2007